Sales Contract of Podium Building of Galaxy Golf Garden
Seller: Galaxy Industrial (Shenzhen) Co., Ltd (hereunder referred as Party A)
Registered Address: 19/F, Galaxy Center, No. 18, Central Road 5th, Futian District, Shenzhen
Enterprise Qualification Number: SREZI No. 3000389729
Authorized Agent: Tan Yaoming

Buyer: Shenzhen Digital Image Technology Co., Ltd. (hereunder referred as Party B)
Authorized Agent: Wang Yaqi
Project Address:
Room 01B, 02/F, Podium Building, Guodu Golf Garden(Luzhi Xuan, Luyi Xuan and Lutao Xuan), North of Xinsha Road, Futian District, Shenzhen

In accordance with Contract Law of People’s Republic of China, City Real Estate Management Law of People’s Republic of China and other pertinent laws and regulations, Party A and Party B conclude following agreements about trading above mentioned Project Address based on equal, volunteer and consistent principles.
Article 1. Party A gets the proprietary for above mentioned Project Address by Self-Built. Basic status of that Party B purchased is as: it mentions the 2nd floor of the project regulated in Article 1 (hereunder referred as the Office Building, refer to Appendix 1 for Plane Graph); the Office Building is used for office purpose with total 32 floors including 30 floors overground and 2 floors underground. The Office Building is registered total 2081.61sq.m., including inner area 1774.85 sq.m. and 306.76 sq.m. of public and sharing area. Party A swears this Real Estate is not pledged or sealed up, and that Party A enjoys full disposal right for this Real Estate.
Article 2. Pricing and Payment: Party A and Party B assume to calculate the pricing by following formula: unit price of the Office Building is RMB 32,000/sq.m., total payment is RMB 66,600,000, SAYING TOTAL RMB SIXTY-SIX MILLION AND SIX HUNDRED THOUSAND ONLY.

Article 3. Area Confirmation and Area Difference Processing. In accordance with the Pricing Way that the Client chose, it is regulated to make area confirmation and deal with area difference by construction area (called Area for short). If it is different between contractual area and registered area, take the latter as the correct.

Article 4. Payment and Payment Terms. Party B shall make payment by instalments:
(1)
Since the signing date, Payment B should pay for Party A with RMB 5,000,000 (SAYING RMB FIVE MILLION ONLY) as deposits. The deposits could be charged against the first installment after Party B transacted with mortgage procedures with assistance of Party A.

(2)
Party A should assist Party B to transact mortgage procedures: after being acquainted with that bank will release mortgage loan, Party B should realize pertinent regulations about mortgage loan from bank or designated law office, prepare pertinent lawful documents, and fill in Mortgage Loan Application. After received the Application, the bank will release Mortgage Agreement Notice or Mortgage Commitment to Party B based on Party B satisfies with mortgage conditions. Party B should pay for Party A with the first installment at thirty percent equal to RMB 14,980,000 (SAYING RMB FOURTEEN MILLION AND NINE HUNDRED AND EIGHTY THOUSAND ONLY).

(3)
The Buyer, Development Company and bank should transact mortgage registration formalities from Real Estate Management Authority with Building Mortgage Loan Contract and Purchase Contract within three working days after Party A received the first installment at RMB 14,980,000 paid by Party B.

Article 5. Overdue Breach Responsibility. Party B, if did not pay for Party A within regulated terms, should:
(1)	pay for Party A with penalties at one ten-thousandth of payables per day from the second day upon payment date to the actual payment day if the payment is overdue within five days.

(2)
Or Party A reserves the right to release this Contract if the payment is overdue over five days. If Party B would like perform the Contract still, the Contract could be performed based on agreement of Party A, but Party B should pay for Party A with penalties at one ten-thousandth (the rate cannot be lower than that shown in Article 5 (1)) of payables per day from the second day upon payment date to the actual payment day.

Article 6. Others:
(1)
If Party B cannot purchase the real estate by loans caused by Party A did not assist Party B to transact mortgage procedures successfully, the Contract is cancelled at once, Party A should return the deposits to Party B within three working days.

(2)	Any excluded affairs should be negotiated between both parties, failed to be negotiated should be litigated to People’s Court within Party A’s local jurisdiction.
(3)	The Contract will be effective since singing and stamping date, which includes four copies (each party holds one and other two copies will be sent to pertinent authorities for recording).

Party A (Stamp)	Party B (Stamp)